EXHIBIT 10.17
ASSET PURCHASE AGREEMENT
by and between
SPA CREEK SERVICES, LLC
and
MIDDLETON PEST CONTROL, INC.
dated as of December 16, 2005

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TABLE OF CONTENTS
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TABLE OF CONTENTS
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ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”) is made as of December 16, 2005 (the “Effective Date”), by and between Middleton Pest Control, Inc., a Florida corporation (the “Buyer”), and Spa Creek Services, LLC, a Delaware limited liability company (the “Company”). The Buyer and the Company are each referred to in this Agreement as a “Party” and collectively as the “Parties.”
RECITALS
     The Company is engaged in the pest control services business which is operated from its branches located in Brooksville, Lakeland, Ocala and Orlando, Florida. The Buyer desires to purchase and the Company desires to sell to the Buyer substantially all of the assets, properties and business of the Company, upon the terms and conditions set forth in this Agreement for the consideration described in Section 2 of this Agreement.
TERMS OF AGREEMENT
     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:
1. Definitions. In addition to the terms defined in the Preamble and other Sections of this Agreement, the capitalized terms set forth below are defined as follows:
     “Advisors” means, with respect to any Person, such Person’s managers, directors, officers, employees, accountants, lenders, agents, legal counsel, and financial, regulatory, Tax and other advisors.
     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
     “Change of Control Payments” means any and all (i) bonuses or similar payments payable by Company as a result of the transactions contemplated hereby, (ii) investment banking and other fees payable by Company as a result of the transactions contemplated hereby and (iii) amounts payable by Company to obtain any consents or approvals required to be listed on Section 3(a) of the Disclosure Schedule, including without limitation, the payments described on Exhibit A, attached hereto.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company’s Knowledge” means the actual knowledge of any manager, executive officer or director of the Company after a reasonably diligent inquiry and investigation.
     “Company Transaction Expenses” means any and all legal, accounting, consulting, investment advisory and other fees, costs and expenses of Company and relating to the transaction contemplated hereby.

     “Confidential Information” means any information concerning or relating to a disclosing Party or its Affiliate or a disclosing Party’s or its Affiliate’s financial condition, businesses, personnel, operations, customers and customer data, or prospects in the possession of the receiving Party, its Affiliates or its Advisors or furnished or to be furnished to the receiving Party, its Affiliates or its Advisors including, without limitation, any Trade Secrets which should reasonably be deemed confidential to the disclosing Party; provided that the term “Confidential Information” does not include information which (i) becomes generally available to the public other than as a result of a disclosure of such information by the receiving Party, its Affiliates or its Advisors in violation of this Agreement, (ii) was available to the receiving Party, its Affiliates or its Advisors on a non-confidential basis prior to its disclosure by the disclosing Party or its Advisors, or (iii) was or becomes available to the receiving Party, its Affiliates or its Advisors on a non-confidential basis, from a source other than disclosing Party or its Advisors, provided, that such source is or was (at the time of receipt of the relevant information) not known to the receiving Party, to be bound by a confidentiality agreement with or for the benefit of (or other confidentiality obligation to) the disclosing Party.
     “Consistently Applied” means the consistent and historically utilized application of accounting principles and policies, and methods based on reasonably acceptable commercial standards and prudent management determinations and estimates and judgments, utilized in the construct of the Company’s Most Recent Financial Statements.
     “Customer Prepayments” means the prepayments for Company services made by customers and for which the Company is obligated to provide services including for annual customers (as defined in Section 3(f)), even if not recognized as a prepaid service on the Company’s balance sheet.
     “Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3 (2).
     “Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3 (l).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA.
     “GAAP” means United States generally accepted accounting principles in effect at the time the relevant financial statements were (or are) prepared.
     “Governmental Authority” means any foreign, federal, state or local governmental entity or any department, agency, or political subdivision thereof or any court, judicial authority, tribunal or quasi-judicial authority or tribunal including any arbitrator or arbitration proceeding.
     “Income Tax” means any foreign, federal, state or local tax imposed on, or measured by, net income.
     “Income Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Income Taxes.

     “Indebtedness For Borrowed Money” means, with respect to any Person, (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) obligations of such Person as lessee under leases required to be capitalized pursuant to GAAP, (d) obligations of such Person for amounts drawn under acceptances, letters of credit or similar facilities, (e) any purchase money indebtedness for goods purchased from vendors and other trade payables and (f) guarantees and similar commitments relating to any of the foregoing items.
     “Intellectual Property” means, with respect to the Company, all patents, patent applications, patent disclosures and inventions; trademarks, service marks, trade dress, logos, trade names, and Internet domain names; copyrights and copyrightable works; information systems, databases and software; websites and web addresses; licenses, registrations, applications and renewals for any of the foregoing; and Trade Secrets; and all derivations, modifications and enhancements to any of the foregoing.
     “Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest of any kind whatsoever.
     “Material Adverse Effect” means either:
          (i) a material adverse effect on (or material adverse change in) the assets, liabilities assumed by the Buyer, business or the financial condition of the Company; or
          (ii) any event, matter or circumstance which could reasonably be expected to result in a material adverse effect on (or material adverse change in) the assets, liabilities assumed by the Buyer, business or financial condition of the Company, other than (for purposes of this clause (ii) only) changes in the following: (A) regional, national or international political or economic conditions or financial markets; (B) any of the industries in which the Company operates; (C) applicable laws or regulations; (D) election results at the federal, state or local levels; (E) Consistently Applied accounting principles; (F) acts of terrorism or war (whether or not declared); or (G) any adverse change in or effect on the business of the Company that is cured to the reasonable satisfaction of the Buyer, before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Section 9 hereof.
     “Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.
     “Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).
     “Ordinary Course of Business” means the ordinary course of business consistent with commercially reasonable past practices.
     “Parent” means Sunair Electronics, Inc., a Florida corporation and parent of Buyer.
     “Permitted Liens” means with respect to any assets of the Company (i) mechanic’s, materialmen’s and similar liens with respect to amounts not past due, (ii) liens for Income Taxes or other Taxes not yet due and payable or for Income Taxes or other Taxes that the taxpayer is contesting in good faith pursuant to proceedings disclosed on the Disclosure Schedule,

(iii) purchase money liens arising by operation of law (including liens on inventory and other assets in favor of vendors of the Company) and (iv) liens securing rental payments under capital lease arrangements disclosed on the Disclosure Schedule or other Liens disclosed on the Disclosure Schedule.
     “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).
     “Subsidiary” means, with respect to any Person, any corporation, association or other entity of which either such Person or any Subsidiary of such Person (alone or together) owns or controls (either directly or indirectly or through another Subsidiary) at least a majority of the issued share capital or other ownership interest, in each case having ordinary voting power to elect directors, managers or trustees of such corporation or other entity (whether or not any capital stock or other ownership interests or any other class or classes of capital stock or other ownership interests shall or might have voting power upon the occurrence of any contingency).
     “Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority including Income Taxes.
     “Tax Return” means any return (including any information return and Income Tax Return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Government Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Tax law.
     “Trade Secrets” means technical or non-technical data, formulae, patterns, compilations, programs, devices, business-related information, methods, know-how, techniques, competitive information, drawings, processes, financial data, personnel data, financial plans, product plans, or customer or supplier lists, in each case which (i) are material to the Company and (ii) are or would be reasonably expected to be not commonly known by or available to the public, or are defined as trade secrets pursuant to applicable law.
2. Basic Transaction.
     (a) Purchase and Sale. At the Closing, upon the terms and subject to the conditions of this Agreement, the Company shall sell, convey, transfer, assign and deliver to Buyer, free and clear of any and all Liens or other restrictions of any kind, all of its assets, properties and business of every kind and description, whether real, personal or mixed, tangible or intangible, wherever located (except those assets of the Company which are specifically excluded as provided in Section 2 (b) hereof) as shall exist on the Closing Date (collectively, the “Purchased Assets”). Without limiting the generality of the foregoing, the Purchased Assets shall include, but not be limited to, the following:
          (i) Tangible Personal Property. All machinery, equipment, tools, leasehold improvements, construction in progress, containers, furniture and fixtures, trucks, automobiles,

vehicles, trailers, containers, calibrating and measuring equipment, purchased parts, computer equipment, computer software and any other fixed assets owned by the Company (collectively, the “Equipment”), as more particularly described on Schedule 2(a)(i) attached hereto;
          (ii) Inventory. All items of inventory of the Company (“Inventory”) as more particularly described on Schedule 2(a)(ii) attached hereto;
          (iii) Customer Accounts. All of the Company’s residential and commercial contract and non-contract customer accounts and customer contracts (the “Customer Contracts”), Customer Prepayments and other rights to provide services or products to the customers of the Company, as more particularly described on Schedule 2(a)(iii) attached hereto and all inquiries, proposals, offers or correspondence to Persons that the Company has had an interest in acquiring (that are legally permitted to be disclosed), also set forth in Schedule 2(a)(iii), which will be delivered at Closing;
          (iv) Deposits. All prepaid items of the Company including, without limitation, prepaid rentals, security deposits, advances, other deposits and prepayments by the Company relating to the operations of the Company as described on Schedule 2(a)(iv) attached hereto (the “Company Deposits”);
          (v) Receivables. All customer accounts receivables of the Company (the “Receivables”), as more particularly described on
Schedule 2(a)(v);
          (vi) Leasehold Interests. All of the interest of and the rights and benefits accruing to the Company as lessee under any leases of Equipment;
          (vii) Proprietary Rights. All Intellectual Property of the Company; all of the proprietary rights of the Company; all licenses of Intellectual Property or other intangible property; computer software, source codes, object codes and other programming codes; telephone and facsimile numbers for the business; slogans; domain name rights; operating rights; all rights relating to the business of the Company; all goodwill developed through the use of such Intellectual Property and other proprietary rights; and all derivatives, modifications and enhancements to any of the foregoing (“Proprietary Rights”) as more particularly described on Schedule 2(a)(vii) attached hereto;
          (viii) Licenses and Permits. All permits, licenses, certificates of authority, franchises, accreditations, variances, exemptions, registrations and other authorizations issued or used in connection with the business of the Company (the “Permits”), to the extent assignable; and
          (ix) Books, Records and Other Assets. All data, files, books and records of the Company, including without limitation, customer lists and records, financial, accounting and credit records, correspondence, budgets, service and warranty records, equipment logs, operating guides and manuals, copies of personnel records for employees of the business hired by Buyer, all other similar documents and records, and the Company’s post office boxes.
     (b) Excluded Assets. The Purchased Assets shall exclude the following assets of the Company: (i) the Transaction Consideration and other rights of the Company under this

Agreement; (ii) the corporate minute books and stock records of the Company; (iii) the assets listed in Schedule 2(b) attached hereto; and (iv) and any cash of the business as of the close of business on the Closing Date provided that payments received on the Closing Date for Receivables being sold to Buyer shall reduce the value of Receivables sold to Buyer.
     (c) Transaction Consideration. In consideration for the sale and delivery of the Purchased Assets and the business of the Company to Buyer, (i) Buyer will assume and pay the Assumed Liabilities (as defined in Section 2(f)), (ii) Buyer will pay (during the post Closing adjustment period set forth in Section 2(i)) an amount equal to ninety percent (90%) of the value of the Receivables of the business transferred to the Buyer as of the Closing Date which are less than ninety (90) days outstanding from the date of billing, (iii) Buyer will pay (during the post Closing adjustment period set forth in Section 2(i)) to the Company the value of Inventory, which shall be valued at the Company’s historical cost, transferred as of the Closing which Buyer reasonably determines is not obsolete, past its due date or will be past its due date within 90 days of the Closing, and is reasonably likely to be used in the business after Closing, (iv) subject to applicable prorations prepaid expenses paid by the Company in connection with the operation of the business consistent with the Ordinary Course of Business of the Company which support or sustain the Purchased Assets and purchased business after the Closing including but not limited to security deposits and pre-paid lease or other contractual payments under contracts or commitments assumed by Buyer, and (v) Buyer will pay to the Company Five Million Five Hundred Thousand Dollars ($5,500,000) (the “Purchase Price”), payable in cash at Closing by wire transfer of immediately available funds to an account designated by the Company. The Company shall pay to the Buyer, as part of the transfer of Purchased Assets, an amount equal to the aggregate of all Customer Prepayments which shall be reimbursed to Buyer during the post Closing adjustment period as set forth in Section 2(i).
     (d) Excluded Liabilities. Notwithstanding anything to the contrary set forth in this Agreement, the Parties hereto expressly agree that the Buyer shall not assume or otherwise become liable for any obligation or liability of the Company or relating to the business, the properties or any of the Purchased Assets, absolute or contingent, known or unknown, other than the Assumed Liabilities (such obligations or liabilities other than the Assumed Liabilities are hereinafter referred to as the “Excluded Liabilities”). Without limiting the foregoing, the Excluded Liabilities shall be deemed to include any liability or obligation of the Company (i) arising under this Agreement; (ii) relating to any default under any Assumed Liability to the extent such default existed at or prior to the Closing; (iii) incurred in connection with any breach of contract, breach of warranty, tort, violation of law, action, suit, or other legal or administrative proceedings or governmental investigation arising as a result of events occurring or facts or circumstances arising or existing on or prior to the Closing; (iv) for Taxes arising or accruing prior to the Closing, including (a) any Taxes arising as a result of the operation of the business, ownership of the Purchased Assets or use or occupancy of the properties of the Company on or prior to the Closing, (b) any Taxes that will arise as a result of the sale of the business and Purchased Assets pursuant to this Agreement, and (c) any deferred Taxes of any nature; (v) under any contract that is not expressly an Assumed Liability or an Assumed Contract (as defined below); (vi) with respect to any employee of the Company (whether arising before, on or after the Closing) relating to or arising out of, or in connection with their employment by the Company at any time including, without limitation, any payroll or salary, any employee benefit plan, deferred compensation plan, or any other plans or arrangements for the benefit of any employees of the Company including but not limited to unfunded pension liabilities, and accrued salary, payroll, vacation, and other accrued compensation and benefits owed to employees; (vii) any Indebtedness For Borrowed Money; (viii) any and all expenses, costs, damages, liabilities, or obligations (including, without limitation, fees and expenses of counsel) incurred by, under or pursuant to any violation of Environmental Laws (as defined in Section 3(t)) or related to the Discharge (as defined in Section 3(t)), Handling (as defined in Section 3(t)), presence or clean up of Hazardous Substances (as defined in Section 3(t)) arising as a result of events occurring or facts or circumstances arising or existing on or prior to the Closing (whether or not in the Ordinary Course of Business and whether or not set forth on the Disclosure Schedule); (ix) all payables of the business outstanding or arising prior to Closing; (x) all obligations involving or related to the Excluded Assets; and (xi) all Company Transaction Expenses and Change of Control Payments.
     (e) Payment of Liabilities of Company. The Company shall be obligated to pay and discharge, all of the Excluded Liabilities; provided, however, nothing contained in this Section shall require Company to pay any liability or obligation before its due date other than indebtedness secured by a Lien on the Purchased Assets, and which obligations shall be paid and satisfied at Closing so that the Purchased Assets that are subject to any Liens shall be conveyed to Buyer free and clear of any and all Liens as of the Closing.
     (f) Assumption of Obligations. At the Closing, Buyer shall only assume those obligations and liabilities of Company under those Contracts (as defined in Section 3(o)) expressly assumed by the Buyer and solely with respect to obligations which arise by their terms after the Closing Date and are set forth on Schedule 2(f) which shall include but not be limited to all of the Company’s vehicle leases (the “Assumed Contracts” or “Assumed Liabilities”).
     (g) Collection of Accounts Receivable. After the Closing, Company shall provide to the Buyer reasonable assistance and cooperation to collect any Receivables. To the extent Company receives payment on any such Receivables it shall promptly remit such amount to the Buyer in the form received with any necessary endorsement. The Company shall not take any action in connection with the collection of Receivables that interfere with the conduct of Buyer’s business or adversely affect the relationship with any customers of the Buyer.
     (h) Proration of Certain Items. With respect to certain expenses incurred in the operation of the business, the following prorations shall be made:
          (i) Operating Expenses. Company shall continue to be responsible for all costs and expenses attributable to the operation of the business or the ownership of the Purchased Assets up to the Closing Date, and the Buyer shall become responsible for all costs and expenses attributable to the ownership of the Purchased Assets and conduct of the business as conducted by Buyer from and after the Closing Date.
          (ii) Taxes. Real and personal ad valorem property taxes shall be apportioned as of the Closing Date, based on current tax bills if available; and if not available, based on the most recent tax bills available with appropriate subsequent adjustment among the Parties when bills for the current year are received.

          (iii) Utilities. Utilities, water and sewer charges shall be paid directly to the applicable utility by Company and Buyer based on meter readings as of the Closing Date and at the prevailing rates, if possible; otherwise such charges shall be apportioned based on the number of days occurring before and after the Closing Date during the billing period for each such charge with appropriate subsequent adjustment among the Parties when bills are received.
          (iv) Real and Personal Property Leases. The next payment due to lessors after the Closing Date with respect to any leased real estate, vehicles or Equipment that are assigned to and assumed by Buyer shall be apportioned between Company and Buyer based on the time in such period before and after the Closing Date.
          (v) Deposits. Any Company Deposits which can be assigned to Buyer will be so assigned and Buyer will pay Company the full amount thereof, subject to claims by the particular utility or lessor for damages and other costs, expenses and charges accrued or resulting from actions occurring prior to the Closing Date.
     Appropriate cash payments by Company or Buyer, as the case may require, shall be made from time to time, as soon as practicable after the facts giving rise to the obligation for such payments are known, to give effect to the prorations required by this Section. The obligations imposed by this Section shall survive until all prorations are finally determined to be acceptable to the Parties.
     (i) Post Closing Adjustments. Within forty-five (45) days after the Closing Date but in no event later than ninety (90) days after the Closing Date, the Parties shall mutually agree on any adjustments as of the Closing Date to (i) the Receivables, (ii) Inventory, (iii) Customer Prepayments, and (iv) any other adjustments related to the items contained in Section 2(h), and no later than fifteen (15) days thereafter the Parties shall mutually prepare and execute a statement (the “Settlement Statement”) setting forth any adjustments to the foregoing. Within five (5) days after completion of the Settlement Statement, Buyer shall remit to the Company, in immediately available funds, the balance of the consideration, or in the event of any overpayment of the consideration by Buyer, the Company shall remit to Buyer, in immediately available funds, the amount of such overpayment and the Parties shall within such five (5) day period amend the Allocation of the Transaction Consideration as set forth on Exhibit E consistent with such adjustments. Each party hereto shall pay its own costs and expenses incurred in connection with the Settlement Statement. The Company shall establish reasonably appropriate reserves not less than Fifty Thousand Dollars ($50,000) as contemplated by Section 8(b) hereof.
     (j) Allocation of the Transaction Consideration. The Parties hereto acknowledge and agree that the transactions contemplated by this Agreement shall be treated for tax purposes as a taxable transaction under the Code. The Parties agree that the allocation of the Transaction Consideration shall be mutually determined by the Parties and shall be allocated among the assets and the Restrictive Covenants (set forth in Section 6(c)) in a manner consistent with the requirements set forth in Section 1060 of the Code and the Treasury regulations promulgated there under and shall be set forth in Exhibit E to be delivered as of the Closing Date, as adjusted pursuant to Section 2(i). Such allocation will be binding on the Parties for federal income tax purposes, and will be consistently reflected by each Party on their respective federal income tax returns. The Parties agree to prepare and timely file all applicable Internal Revenue Service forms reflecting such allocation, and to furnish each other with a copy of such forms upon request.
     (k) Assignment of Contracts. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an assignment of any claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order or purchase commitment if an attempted assignment thereof, without the consent of a third party thereto (other than the Company), would constitute a breach thereof or in any way adversely affect the rights of Buyer thereunder. If such consent is not obtained, the Company shall cooperate with the Buyer to the extent necessary to provide for Buyer the benefits under such claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order or purchase commitment, including enforcement for the benefit of Buyer of any and all rights of the Company against a third party thereto arising out of the breach or cancellation by such third party or otherwise.
     (l) No Expansion of Third Party Rights. The assumption by Buyer of the Assumed Liabilities, and the transfer thereof by the Company, shall in no way expand the rights or remedies of any third party against the Buyer as compared to the rights and remedies which such third party would have had against the Company had the Buyer not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by Buyer of the Assumed Liabilities shall not create any third party beneficiary rights.
     (m) The Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Akerman Senterfitt, in Miami, Florida as soon after all closing conditions set forth in Section 7 hereof (other than those to be satisfied at the Closing or post-Closing) have been satisfied or been waived in writing but in no event shall the Closing occur later than December 16, 2005. The effective date of the closing shall be as of 12:01 a.m. the day immediately following the day the Purchase Price is wire transferred to the Company. The date of the Closing is herein referred to as the “Closing Date.” The Company shall deliver to the Buyer a Bill of Sale and the Assignments in the forms attached hereto as Exhibit B and Exhibit C, respectively, and such other deeds, bills of sale, endorsements, assignments, releases and other instruments, in such form as is satisfactory to the Buyer and as shall be sufficient to vest in the Buyer good and marketable title to the Purchased Assets free and clear of all Liens and shall deliver to the Buyer immediate possession of the Purchased Assets.
     (n) AS IS SALE. THE COMPANY DOES NOT WARRANT THAT THE PURCHASED ASSETS ARE MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE. THE PURCHASED ASSETS ARE SOLD “AS IS” AND WITH ALL FAULTS. THE COMPANY WARRANTS CLEAR TITLE TO THE PURCHASED ASSETS AND THAT THE PURCHASED ASSETS ARE BEING TRANSFERRED FREE AND CLEAR OF ALL LIENS. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES BY THE COMPANY, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT. THE BUYER ACKNOWLEDGES THAT THE PURCHASED ASSETS ARE SOLD BY THE COMPANY TO BUYER “AS IS” AND THAT THE COMPANY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO THE CONDITION OF THE PURCHASED ASSETS EXCEPT AS EXPRESSLY SET FORTH HEREIN. THE PARTIES

ACKNOWLEDGE THAT THE ADJUSTMENTS CONTEMPLATED BY THE PROVISIONS OF SECTION 2(i) SHALL SUPERCEDE TO THE EXTENT OF ANY INCONSISTENCY THE PROVISIONS OF THIS SECTION 2(n).
     (o) Successor Liability. The transaction contemplated by this Agreement is a purchase and sale of assets and not a de facto merger of the Company and Buyer. Buyer is not a successor in interest to Company, and neither the Company nor any owner, manager or officer of Company shall have any participation in the ownership of Buyer following the Closing Date. Except as specifically set forth in this Agreement, Company and Buyer agree that Buyer shall not assume or become liable for any of the Company’s debts, liabilities, or obligations of any kind existing as of the Closing Date or thereafter incurred by Company, whether known or unknown, absolute or contingent, mature or unmatured, liquidated or unliquidated, or accrued or threatened, including, without limitation, any accounts payable of the Company related to the business of the Company or otherwise, other than the Assumed Liabilities or Assumed Contracts.
3. Representations and Warranties Relating to the Company. The Company hereby represents and warrants to the Buyer that the statements contained in this Section 3 are true and correct as of the date of this Agreement, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”).
     (a) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall (i) violate any provision of the Company’s articles of formation or operating agreement or other governing documents or to Company’s knowledge violate any statute, regulation, rule, injunction, judgment, order, decree, approval, exemption, variance or ruling of any Governmental Authority to which the Company is subject or (ii) except as set forth on Section 3(a) of the Disclosure Schedule conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, permit or instrument to which the Company is a party or by which the Company is bound or to which any of its assets are subject. Except as set forth on Section 3(a) of the Disclosure Schedule, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority or third party in order for the Company to consummate the transactions contemplated by this Agreement.
     (b) Corporate Status. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company is qualified to transact business as a foreign corporation in the State of Florida and its status is active. Other than the State of Florida the Company is not qualified to transact business in any other jurisdiction, and to the Company’s knowledge the nature of the Company’s properties and the conduct of its business does not require such qualification. To the Company’s knowledge the Company has fully complied with all of the requirements of any statute governing the use and registration of fictitious names, and has the legal right to use the names under which it operates its business. There is no pending or to the Company’s knowledge threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of the Company.

     (c) Good Title to and Condition of Purchased Assets.
          (i) Except as set forth on Section 3(c) of the Disclosure Schedule, the Company has good and marketable title to all of the Purchased Assets with full power to sell, transfer and assign the same, free and clear of any Liens or restrictions on use and by delivery of the Bill of Sale and Assignment as contemplated by Section 2 the Company will deliver to the Buyer title to the Purchased Assets free and clear of any Liens. The Company covenants and agrees that it will warrant and defend the property hereby sold to the Buyer, its successors and assigns, against the lawful claims, demands and charges of all Persons whomsoever.
          (ii) The Purchased Assets currently in use or necessary for the business and operations of the Company are in good operating condition, normal wear and tear excepted, and have been maintained in substantial compliance with all applicable manufacturer’s specifications and warranties.
          (iii) THE COMPANY DOES NOT WARRANT THAT THE EQUIPMENT IS MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE BUT ONLY THAT THE EQUIPMENT HAS BEEN MAINTAINED IN THE ORDINARY COURSE OF BUSINESS.
     (d) Power and Authority. The Company has the limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Company has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.
     (e) Enforceability. This Agreement has been duly executed and delivered by the Company and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.
     (f) Absence of Subsidiaries. The Company has no Subsidiaries.
     (g) Intentionally Deleted.
     (h) Financial Statements. The Company has attached hereto as Section 3(h) of the Disclosure Schedule, the following financial statements (collectively the “Financial Statements”): (i) the Company’s consolidated unaudited balance sheet and statements of income and cash flows for the year ended December 31, 2004 (the “Most Recent Fiscal Year End”) and (ii) the Company’s consolidated unaudited balance sheet and statements of income and cash flows for the period beginning January 1, 2005 and ending October 31, 2005 (and for the interim periods thereof) (the “Most Recent Financial Statements”). The Financial Statements have been prepared in accordance with Consistently Applied accounting principles throughout the periods covered thereby, except as otherwise set forth on Section 3(h) of the Disclosure Schedule, and present fairly in all material respects the financial condition of the Company and its assets and liabilities as of such dates and the results of operations of the Company for such periods; provided, that, the Most Recent Financial Statements are subject to normal year-end adjustments

(which in the aggregate are not material). There are no extraordinary or material non-recurring items of income or expense (subject to fluctuations in the Ordinary Course of Business) that have occurred during the periods covered by the Financial Statements and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto and has occurred pursuant to allocations established in connection with the purchase of pest, termite and lawn care businesses by the Company and the sale by the Company of its lawn care business. For purposes of the Consistently Applied accounting principles of the Company, the Company recognizes revenues with respect to services rendered to customers as follows: (i) revenue for customers who pay for specific services as such services are rendered (“pay-as-you-go-customers”), is recognized at the time each service is provided to a pay-as-you-go-customer, and (ii) revenue for services for which the Company bills the customer once each year for services provided throughout the year (“annual customer”) is recognized at such time the first service for the year is provided to the annual customer rather than when services are actually rendered as the year progresses. Account number 2301 titled “Prepaid Services” on the Company’s balance sheet does not include the revenue from the services provided to annual customers because revenue for such annual services has been recognized in full by the Company rather than being carried as a prepaid service on the balance sheet.
     (i) Absence of Certain Developments. Except as otherwise contemplated by this Agreement or as set forth in Section 3(i) of the Disclosure Schedule, since the Most Recent Financial Statements, the Company has been operated in the Ordinary Course of Business and the Company has not:
          (i) borrowed any material amount or incurred any material liabilities affecting the Purchased Assets;
          (ii) mortgaged, pledged or subjected to any Lien, any Purchased Assets, except for Permitted Liens;
          (iii) sold, assigned, transferred or to the Company’s knowledge permitted the lapse of any right relating to any of the Purchased Assets;
          (iv) made any capital expenditures or commitments therefor in excess of $25,000 in the aggregate or failed to make any material budgeted capital expense concerning the Purchased Assets;
          (v) suffered any theft, damage, destruction or casualty loss to the Purchased Assets in excess of $5,000 not covered by insurance;
          (vi) granted any increase in the salaries, compensation or benefits of any of its employees except increases in the Ordinary Course of Business;
          (vii) acquired any capital stock, equity interests or assets of any Person except assets acquired in the Ordinary Course of Business;
          (viii) made any change in its accounting principles or Tax elections, written up or written down any inventory (except in the Ordinary Course of Business), or materially increased or decreased any accounting reserves, except as set forth in Section 3(i) of the Disclosure Schedule;
          (ix) amended the articles of formation, operating agreement, bylaws, or other similar organizational documents of the Company;
          (x) adopted a plan of complete or partial liquidation or authorized any liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other similar transaction;
          (xi) enter into any lease of personal property or any renewals of the existing leases that are being assumed by Buyer involving a term of more than one year or rental obligation exceeding $10,000 per year in any single case, or exceeding $25,000 per year in the aggregate in all such cases, outside the Ordinary Course of Business;
          (xii) taken any action or failed to take any action that results in the creation of any Lien over the Purchased Assets;
          (xiii) waive, release or cancel any material claims against any customers; or
          (xiv) experienced any current customer warranty claims in excess of $500, other than as scheduled herein.
     (j) Liens. Except as disclosed in Section 3(j) of the Disclosure Schedule, the Company does not have any outstanding indebtedness which is secured by a Lien on the Purchased Assets.
     (k) Legal Compliance. To the Company’s knowledge the Company is in compliance with all statutes, laws, ordinances, rules, orders and regulations of Governmental Authorities applicable to it, its business and operations (as conducted by it now and in the past), the Purchased Assets, and the Leased Real Property (as defined in Section 3(m)). Except as set forth on Section 3(k) of the Disclosure Schedule, since January 1, 2004, the Company has not received any written communication from any Governmental Authority that alleges that the Company is not in compliance with any federal, state or local laws, rules or regulations.
     (l) Tax Matters.
          (i) The Company has filed all Tax Returns required to be filed by it and has paid all Taxes shown as due on such Tax Returns. To the Company’s knowledge all such Tax Returns are true and correct in all material respects. The Company has provided to the Buyer true and correct copies of the federal Tax Returns filed to date of Closing. The Company is not delinquent in the payment of any applicable Taxes.
          (ii) To the Company’s knowledge no Tax Return of the Company is under audit or examination by any taxing authority, and no written notice of an audit or examination has been received by the Company.

     (iii) To the Company’s knowledge the Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, Member, stockholder or other third party.
     (m) Real Property. The Company does not own any real property nor has ever owned any real property. Section 3(m) of the Disclosure Schedule sets forth the address of each parcel of real property leased by the Company (“Leased Real Property”), and a list of all leases for such Leased Real Property. A copy of each such lease has been made available to Buyer. Except as set forth on Section 3(m) of the Disclosure Schedule, with respect to each of the Leased Real Property leases:
     A. To the Company’s knowledge neither the Company nor any other party to such lease is in material breach or default under such lease;
     B. the Company enjoys peaceful and undisturbed possession of the Leased Real Property, and the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and
     C. the Company has not collaterally assigned or granted any other Lien in such lease or any interest therein other than to its secured lenders listed on Section 3(j) of the Disclosure Schedule.
     (n) Intellectual Property. Section 3(n)(i) of the Disclosure Schedule identifies: (A) each patent, trademark or copyright registration that has been issued to the Company with respect to any of the Intellectual Property; (B) each pending patent, trademark or copyright application which the Company has made with respect to any of the Intellectual Property; (C) each material license or agreement, that the Company has granted to any third party with respect to any of the Intellectual Property; and (D) each material trade name, registered trademark, and service mark owned by the Company. Copies of all such patents, copyrights, and trademark registrations and applications, licenses and agreements (as amended to date) have been made available to Buyer. Except as set forth on Section 3(n)(ii) of the Disclosure Schedule, with respect to each item of Intellectual Property required to be identified in Section 3(n)(i) of the Disclosure Schedule: (A) the item is not subject to any outstanding injunction, judgment, order, decree or ruling prohibiting the Company’s use thereof; and (B) no action, suit or proceeding is pending which challenges the legality, validity, enforceability, use, or ownership of the item. Section 3(n)(iii) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to a written license or agreement. Copies of all such material licenses and agreements (as amended to date) have been made available to Buyer. With respect to each such item of Intellectual Property required to be identified in Section 3(n)(i) of the Disclosure Schedule, to Company’s knowledge: (A) the license or agreement covering the item is legal, valid, binding, enforceable against the Company, and in full force and effect; and (B) the Company is not in breach or default of such license or agreement; and (C) the Company has not granted any sublicense or similar right with respect to the license or agreement and to Company’s knowledge the Intellectual Property owned by the Company and the business methods and operations of the Company as in effect prior to Closing do not violate, breach or infringe the patent, trademark, copyright or other intellectual property rights of any other Person.
     (o) Contracts. Section 3(o) of the Disclosure Schedule lists the following agreements to which the Company is a party:
          (i) any agreement for the lease of Equipment or other personal property to or from any Person and all Leased Real Property leases;
          (ii) any agreement creating a partnership or joint venture;
          (iii) any agreement under which it has created a Lien on any of the Purchased Assets;
          (iv) any employment agreement for employees currently employed by Company which contains a non-compete or any agreement with an employee to be hired by Buyer after Closing; and
          (v) any agreement with any customer or Supplier that are expected to represent in excess of $10,000 of the Company’s revenues or expenses for fiscal year 2005 or any annual period thereafter.
     A copy of each written agreement required to be listed in Section 3(o) of the Disclosure Schedule (and all amendments and modifications thereto) has been made available to Buyer (as well as written descriptions of each oral agreement). With respect to each such agreement: (A) to Company’s knowledge the agreement is legal, valid, binding, enforceable and in full force and effect; (B) to the Company’s knowledge the Company is not, and the other party is not, in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, material modification, or acceleration, under the agreement; (C) no party has repudiated in writing any material provision of the agreement and (D) no amendment or waiver has been made since December 31, 2004 and no amendment or waiver is currently being proposed by any party thereto.
     (p) Insurance and Risk of Loss. The Company has in place policies of insurance insuring the business and the Purchased Assets (the “Insurance Policies”). Section 3(p) of the Disclosure Schedule provides a detailed description of each pending claim under any of the Insurance Policies and any claims filed after January 1, 2003 which have been resolved. The Company shall assume all risk of loss of, damage to, or destruction of the business and Purchased Assets occurring prior to Closing.
     (q) Litigation. Section 3(q) of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree or ruling or (ii) is a party or, to the Company’s knowledge, has been threatened to be made a party, to any action, suit, proceeding, hearing or investigation of, in or before any Governmental Authority.

     (r) Employees. Section 3 (r) of the Disclosure Schedule sets forth the name, address, social security number and current rate of compensation of the employees of the Company (“Employees”). Except as set forth in Section 3(r) of the Disclosure Schedule, there is no accrued and unpaid vacation pay or other benefits for any employee. The Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and to the Company’s knowledge there has been no effort by any labor union during the 24 months prior to the date hereof to organize any employees of the Company into one or more collective bargaining units. There is no pending or, to the Company’s knowledge threatened, labor dispute, strike or work stoppage which affects or which may affect the business of the Company or which may interfere with its continued operations. To the Company’s knowledge there is no pending or threatened, charge or complaint against the Company by or with the National Labor Relations Board or any representative thereof. To the Company’s knowledge no key employee (other than Gary Wiegmann and Wiley McIlrath) or group of employees has any plans to terminate his, her or their employment with the Company as a result of the transactions contemplated hereby. Section 3(o) of the Disclosure Schedule also identifies each employee currently employed by the Company that has a non-compete agreement. Each employee non-compete agreement for employees currently employed by the Company is assignable and is being assigned to Buyer.
     (s) Employee Benefits. The Company shall be responsible for paying and shall pay all employees of the Company all compensation and benefits arising or accruing prior to Closing including, without limitation, vacation pay, overtime pay, retirement benefits, salaries, commissions, bonuses and benefits under all Employee Pension Benefit Plans, Employee Welfare Benefit Plans and all other employee benefits, fringe benefit plans and programs maintained or contributed to by the Company, or any ERISA Affiliate with respect to current or former employees of the Company and all severance and Change of Control Payments.
     (t) Environmental Matters.
          (i) To the Company’s knowledge, the Company is and has at all times been in compliance in all material respects with all Environmental Laws (as defined below) governing its business, operations, properties and assets, including, without limitation: (i) all requirements relating to the Discharge (as defined below) and Handling (as defined below) of Hazardous Substances (as defined below); (ii) to Company’s knowledge all requirements relating to notice, record keeping and reporting; (iii) to Company’s knowledge all requirements relating to obtaining and maintaining Licenses (as defined below) for the ownership of its properties and assets and the operation of its business as presently conducted, including Licenses relating to the Handling and Discharge of Hazardous Substances; and (iv) to Company’s knowledge all applicable writs, orders, judgments, injunctions, governmental communications, decrees, informational requests or demands issued pursuant to, or arising under, any Environmental Laws (as defined below).

          (ii) Except as set forth in Section 3(t) of the Disclosure Schedule there are no (and to Company’s knowledge there is no basis for any) non-compliance orders, warning letters, notices of violation (collectively “Notices”), claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations or proceedings (collectively “Proceedings”) pending or to Company’s knowledge threatened against or involving the Company, or its business, operations, properties or assets, issued by any Governmental Authority or third party with respect to any Environmental Laws or Licenses issued to the Company thereunder in connection with, related to or arising out of the ownership by the Company of its properties or assets or the operation of its business, which have not been resolved to the satisfaction of the issuing
          (iii) Governmental Authority or third party in a manner that would not impose any material obligation, burden or continuing material liability on the Buyer, the Purchased Assets, or the Company in the event that the transactions contemplated by this Agreement are consummated, or which could have a Material Adverse Effect on the Company, the Purchased Assets, or the Buyer, including, without limitation: (i) Notices or Proceedings related to the Company being a potentially responsible party for a federal or state environmental cleanup site or for corrective action under any applicable Environmental Laws; (ii) Notices or Proceedings relating to the Company being responsible to undertake any response or remedial actions or clean-up actions of any kind; or (iii) Notices or Proceedings related to the Company being liable under any Environmental Laws for personal injury, property damage, natural resource damage, or clean up obligations.
          (iv) The Company has not Handled or Discharged, nor has it allowed or arranged for any third party to Handle or Discharge, Hazardous Substances to, at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Substances; (ii) any real property currently or previously owned or leased by the Company (other than in the Ordinary Course of Business in compliance in all material respects with applicable Environmental Laws); or (iii) to the Company’s knowledge any site which, pursuant to any Environmental Laws, (x) has been placed on the National Priorities List or its state equivalent, or (y) the Environmental Protection Agency or the relevant state agency or other Governmental Authority has notified the Company that such Governmental Authority has proposed or is proposing to place on the National Priorities List or its state equivalent. To the Company’s knowledge there has not occurred, nor is there presently occurring, a Discharge, or threatened Discharge, of any Hazardous Substance on, into or beneath the surface of, or adjacent to, any real property currently leased by the Company in an amount requiring a notice or report to be made to a Governmental Authority or in violation of any applicable Environmental Laws.
          (v) Section 3(t) of the Disclosure Schedule identifies the operations and activities, and locations thereof, which have been conducted or are being conducted by the Company on any real property currently leased by the Company which involve the Handling or Discharge of Hazardous Substances.
          (vi) The Company does not use, nor has it used, any Aboveground Storage Tanks (as defined below) or Underground Storage Tanks (as defined below), and there are not now nor to Company’s knowledge have there ever been any Underground Storage Tanks beneath any real property currently leased by the Company that are required to be registered under applicable Environmental Laws.

          (vii) Section 3(t) of the Disclosure Schedule identifies (i) all environmental audits, assessments or occupational health studies undertaken by the Company or its agents or undertaken by any Governmental Authority, or any third party, relating to or to the Company’s knowledge affecting the Company or any real property currently leased by the Company; (ii) the results of any ground, water, soil, air or asbestos monitoring undertaken by the Company or its agents or to the Company’s knowledge undertaken by any Governmental Authority or any third party, relating to or affecting the Company or any real property currently leased by the Company which indicate the presence of Hazardous Substances at levels requiring a notice or report to be made to a Governmental Authority or in violation of any applicable Environmental Laws; (iii) all material written communications between the Company and any Governmental Authority arising under or related to Environmental Laws; and (iv) all outstanding citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or to the Company’s knowledge affecting either the Company or any real property currently leased by the Company.
          (viii) For purposes of this Section 3(t), the following terms shall have the meanings ascribed to them below:
     “Aboveground Storage Tank” shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA (as defined in this clause (vii)), or any law governing Aboveground Storage Tanks.
     “Discharge” means any manner of spilling, leaking, dumping, discharging, releasing or emitting, as any of such terms may further be defined in any Environmental Law, into any medium including, without limitation, ground water, surface water, soil or air.
     “Environmental Laws” means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where the Company conducts business, currently in existence any of which govern or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and ordinances, or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. §9601, et seq. (collectively “CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq. (collectively “RCRA”); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. §1311, et seq.; the Clean Air Act, as amended (42 U.S.C. §7401-7642); the Toxic Substances Control Act, as amended, 15 U.S.C. §2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. §136-136y (“FIFRA”); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. §11001, et seq. (Title III of SARA) (“EPCRA”); and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §651, et seq. (“OSHA”); Chapters 115, 168.

     “Handle” means any manner of generating, accumulating, storing, treating, disposing of, transporting, transferring, labeling, handling, manufacturing or using, as any of such terms may further be defined in any Environmental Law, of any Hazardous Substances or Waste.
     “Hazardous Substances” shall be construed broadly to include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental Laws or which are or become regulated, listed or controlled by, under or pursuant to any Environmental Laws, including, without limitation, RCRA, CERCLA, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, FIFRA, EPCRA and OSHA, or any similar state statute, or any future amendments to, or regulations implementing such statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, or which has been or shall be determined or interpreted at any time by any Governmental Authority to be a hazardous or toxic substance regulated under any other statute, law, regulation, code, rule, order, or decree.
     “License” means all certificates, permits, approvals and restrictions.
     “Underground Storage Tank” shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Underground Storage Tanks.
     “Waste” shall be construed broadly to include agricultural wastes, biomedical wastes, biological wastes, bulky wastes, construction and demolition debris, garbage, household waste, industrial solid wastes, liquid wastes, recyclable materials, sludge solid wastes, special wastes, used oils, white goods and yard trash as these are defined by any other statute law, regulation, order, code, sale or decree.
     (u) Intentionally Deleted.
     (v) Company Permits. To the Company’s knowledge, the Company holds all Permits of all Governmental Authorities necessary for the lawful conduct for its businesses and operations, including with respect to the operation of each of the Leased Real Properties, and Section 3 (v) contains a true and complete list of all such Permits. To the Company’s knowledge, the Company is in compliance in all material respects with the respective requirements thereof and no proceeding is pending or to the Company’s knowledge threatened to revoke or amend any Permit.
     (w) Accounts Receivable; Inventory; Returns.
          (i) Set forth on Schedule 2(a)(v) is a list of all Receivables of the Company. All Receivables are valid and legally binding, and arose in the Ordinary Course of Business from bona fide transactions. Except as set forth in Section 3(w)(i) of the Disclosure Schedule, all Receivables are current and are expected to be collected within ninety (90) days of the date of billing without setoff or counter claim.

          (ii) Set forth in Section 3(a)(ii) of the Disclosure Schedule is a list of all Inventory of the Company. All Inventory is usable and saleable in the Ordinary Course of Business. Except as set forth in Section 3(a)(ii) of the Disclosure Schedule, the Inventory, taken as a whole, is valued on the Company’s books of account in accordance with the Consistently Applied accounting principles at the Company’s historical cost.
          (iii) The Company has delivered to the Buyer a complete and accurate written summary of the rights of the Company to return products to each of the Suppliers (as defined in Section 3(z)(i)), including all price protection rights and limitations on returns (the “Return Policies”). None of the Return Policies have been amended or repudiated since December 31, 2004. To the Company’s knowledge, no Supplier intends to amend or repudiate its Return Policy. The Company’s rights under each Return Policy will not be affected by the transactions contemplated hereby.
     (x) Intentionally Deleted.
     (y) Books and Records. The files, data, books and records of the Company relating to the business and Purchased Assets, as previously made available to Buyer and its representatives, are accurate in all material respects.
     (z) Customers and Suppliers.
          (i) Section 3(z)(i) of the Disclosure Schedule sets forth a true, accurate and complete list:
     A. of the thirty (30) largest commercial customers and the thirty (30) largest residential customers of the Company in terms of revenue earned during the most recently completed fiscal year and the portion of the current fiscal year prior to the date of this Agreement (collectively, the “Significant Customers”), showing the total revenue earned in each such period from each such customer; and
     B. of the suppliers of the Company in terms of purchases during the most recently completed fiscal year and the portion of current fiscal year prior to the date of this Agreement (collectively, the “Suppliers”).
          (ii) Since December 31, 2004, except as set forth on Section 3(z)(ii) of the Disclosure Schedule, there has not been any material dispute between the Company and any Significant Customer or Supplier, and, no Significant Customer or Supplier has indicated to the Company that such Significant Customer or Supplier intends to materially reduce its purchases from, or sales to, or to otherwise materially reduce its business relationship with, the Company.
          (iii) The Company has kept its customer lists and customer agreements confidential and has not provided the customer lists and customer agreements to any Person outside the Company other than to the Company’s auditors, attorneys and lenders.
     (aa) Pest Treatment. To Company’s knowledge the Company is in compliance with all statutes, laws, ordinances, rules, orders and regulations of all Governmental Authorities and manufacturer treatments and protocols applicable to it, its business and operations as conducted by it now) relating to the pest control and termite control segment of the business and, except as set forth in Section 3(aa) of the Disclosure Schedule, there are no claims pending under any of the Company’s pest control and/or termite warranties or guarantees, nor has the Company received notice of any such claims and to the Company’s knowledge, no such claims are threatened. Except as set forth on Section (aa) of the Disclosure Schedule, since January 1, 2004, the Company has not received any written communication from any Governmental Authority or manufacturer that alleges that the Company is not in compliance with any applicable statutes, laws, rules or regulations or manufacturer treatments and protocols.
     (bb) Names; Prior Acquisitions; Business Locations. All names under which the Company does business as of the date hereof are specified on Section 3(bb) of the Disclosure Schedule. Except as set forth on Section 3(bb) of the Disclosure Schedule, the Company has not changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past three years. As of the date hereof, the Company has no office or place of business other than as identified on Section 3(bb) of the Disclosure Schedule and the Company’s principal places of business and chief executive offices are indicated on Section 3(bb) of the Disclosure Schedule, and, except for equipment leased to customers in the ordinary course of business, all locations where the Equipment, Inventory and books and records of the Company is located as of the date hereof are fully identified on Section 3(bb) of the Disclosure Schedule).
     (cc) Brokers’ Fees. The Company does not have any liability or obligation to pay any fees, expenses, or commissions to any broker, investment banker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.
     (dd) Accuracy of Information Furnished by the Company. No representation, statement or information made or furnished by the Company to the Buyer or any of the Buyer’s representatives contained in this Agreement and the various Disclosure Schedules attached hereto contains any untrue statement of a material fact or omits any material fact necessary to make the information contained herein not misleading. The Company has provided the Buyer with true, accurate and complete copies of all documents listed or described in the various Disclosure Schedules attached hereto. Notwithstanding the foregoing, the representation contained in this Section 3(dd) does not supersede or modify the specific representations contained in other sections herein.
4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Company that the statements contained in Section 4 are true and correct as of the date of this Agreement, except as set forth in the Disclosure Schedule.
     (a) Organization of the Buyer. The Buyer is a Florida corporation, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.
     (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.
     (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall (i) violate any statute, regulation, rule, injunction, judgment, order, decree or ruling of any Governmental Authority to which the Buyer is subject, or any provision of its charter or bylaws, or (ii) other than under the terms of its credit agreement with Wachovia Bank, N.A., conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material agreement, contract, lease, license or instrument to which the Buyer is a party or by which it is bound or to which any of its assets are subject. Except as set forth on Section 5(c) of the Disclosure Schedule, the Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority or third party in order for the Buyer to consummate the transactions contemplated by this Agreement.
     (d) Brokers’ Fees. The Buyer is working with Anthony Advisors, Inc. in connection with this transaction and will be solely responsible for its fees. Otherwise, the Buyer has no liability or obligation to pay any fees, expenses, or commissions to any broker, investment banker, finder or agent with respect to the transactions contemplated by this Agreement for which the Company or the Members could become liable or obligated.
5. Pre-Closing Covenants. The Parties agree as follows with respect to the period prior to the Closing.
     (a) General. Each of the Parties shall use its best commercial efforts to take all action required of it and to do all things necessary, proper or advisable on its part in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in Section 7 below).
     (b) Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use their best commercial efforts to obtain any authorizations, consents and approvals of Governmental Authorities and third parties which are required to be given, made or obtained by it in connection with consummation of the transaction. In addition, both prior to and following the Closing, the Company shall use its reasonable best efforts to assist the transfer to Buyer of all of the customer Contracts and to assist Buyer in the retention of all customer Contracts including but not limited to the Significant Customers.
     (c) Access. The Company shall permit the Buyer and/or Parent and their representatives to have access to the directors, officers, assets and properties of the Company and each of its Subsidiaries and all relevant books, records and documents of or relating to the Company and each of its Subsidiaries and each of their respective businesses and assets during such times as Company and Buyer reasonably determine is appropriate and will furnish to the Buyer such information, financial records and other documents relating to the Company and each of its Subsidiaries and their respective business and assets as the Buyer and/or Parent may reasonably request. Without limiting the foregoing, the Company shall permit the Buyer’ and/or Parent’s representatives to meet with the officers of the Company and its Subsidiaries responsible for its financial statements, the internal controls of the Company and its Subsidiaries and the disclosure controls and procedures of the Company and its Subsidiaries to discuss such matters as the Buyer and/or Parent may deem necessary or appropriate for the Buyer to satisfy its obligations under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002 and any rules and regulations relating thereto.
     (d) Confidentiality. Company, on the one hand, and Buyer, on the other hand acknowledges that it has or may have had in the past, currently has and in the future may have access to Confidential Information of the other Parties hereto. Each of the Parties agrees that it will keep confidential all such Confidential Information furnished to it and, except with the specific prior written consent of the other Party, will not disclose such Confidential Information to any Person except representatives of such Party, provided that these representatives (other than counsel) agree to the confidentiality provisions of this Section 5(d). In the event of a breach or threatened breach by any Party of the provisions of this Section 5(d) with respect to any Confidential Information, the other Party shall be entitled to an injunction restraining such Party from disclosing, in whole or in part such Confidential Information. Nothing herein shall be construed as prohibiting a Party from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. Because of the difficulty of measuring economic losses as a result of the breach of the covenants in this Section, and because of the immediate and irreparable damage that would be caused to a Party as a result of such breach for which it would have no other adequate remedy, each of the Parties agrees that a Party may enforce the provisions of Section by injunctions and restraining orders against any Party which breaches any of those provisions. The obligations of the Parties under this Section shall survive the termination of this Agreement.
     (e) Intentionally Omitted.
     (f) Environmental Assessment. The Buyer shall be entitled to have conducted prior to Closing an environmental assessment (hereinafter referred to as “Environmental Assessment”). The Environmental Assessment may include, but not be limited to, a physical examination of the Company premises, and any structures, facilities, or equipment located thereon, soil samples, ground and surface water samples, storage tank testing, review of pertinent records, documents, and Permits of each of the Company and its Subsidiaries. The Company shall provide the Buyer or its designated agents or consultants with the access to such properties which the Buyer, its agents or consultants reasonably require to conduct the Environmental Assessment. Buyer shall not be deemed to waive any breaches of any representations or warranties by virtue of any Environmental Assessment.
     (g) Trading in Parent Common Stock. Except as otherwise expressly consented to by the Buyer, until three (3) business days after the Closing Date, the Company (nor any of its Affiliates) will directly or indirectly purchase or sell (including short sales) any shares of the Parent’s capital stock in any transactions effected on the AMEX or otherwise, or sell, transfer, pledge, dispose of or otherwise part with any interest in or with respect to or in any other manner reduce their investment risk with respect to any shares of the Parent’s capital stock.
     (h) No Shop. The Company and its management and Advisors shall (and will not permit any Affiliate, employee, manager, officer, director, stockholder, member, agent or other

Person acting on its behalf to) (i) solicit, encourage, consider or accept any offers from any other Person to acquire all or any portion of the assets of or any interest in the Company, (ii) participate in any discussions or negotiations with any other Person concerning the sale of all or any portion of the assets of or any interest in the Company (an “Acquisition Proposal”), (iii) provide any Confidential Information about the Company to any Person related to an Acquisition Proposal, or (iv) otherwise cooperate in any way with, assist, facilitate or encourage any effort by any other Person seeking to acquire all or any portion of the assets of or any interest in the Company. The Company hereby confirms covenants and agrees that: (i) there is no binding agreement, arrangement or understanding with any other third party with respect to any Acquisition Proposal other than this Agreement, (ii) any and all discussions with third parties regarding an Acquisition Proposal have been terminated, and (iii) it will promptly notify the Buyer if any Acquisition Proposal, or any inquiry or contact with any Person with respect thereto, is made and the terms thereof.
     (i) Non-Competition Agreements. The Company shall use its reasonable best efforts to have each Company employee hired by Buyer after the Closing sign a non-competition and non-solicitation agreement with the Buyer, effective as of the Closing, in form and substance acceptable to Buyer.
     (j) Preservation of Business. Prior to the Closing, the Company shall conduct its businesses in the Ordinary Course of Business. Without limiting the foregoing, the Company covenants and agrees that, except (i) as contemplated by this Agreement or (ii) with the prior written consent of Buyer, after the date hereof and before the Closing Date, it shall not:
          (i) amend the articles of formation, bylaws, or other organizational documents of the Company;
          (ii) except as may be permitted by this Agreement, acquire, sell, lease or dispose of any assets of the businesses except purchases and sales of inventory in the Ordinary Course of Business;
          (iii) acquire any business or Person or create any Subsidiary;
          (iv) change any of the accounting methods or Tax elections used by the Company, write down any inventory (except in the Ordinary Course of Business), write up any inventory, or change any accounting reserves;
          (v) transfer, issue, sell, pledge or dispose of any shares of capital stock or other securities of, or ownership interests in, the Company;
          (vi) change the compensation or benefits payable to any employee except changes affecting hourly employees in the Ordinary Course of Business;
          (vii) enter into any lease of personal property for property being purchased hereunder or any renewals thereof involving a term of more than one year, or rental obligation or capital investment exceeding $10,000 per year in any single case, or exceeding $25,000 per year in the aggregate in all such cases concerning the Purchased Assets;

          (viii) permit the lapse of any right relating to any Intellectual Property or any other material intangible asset used in the business;
          (ix) take any action or fail to take any action that results in the creation of any Lien over any of the Purchased assets;
          (x) enter into any contract or transaction or any amendment or modification to any contract or transaction except in the Ordinary Course of Business; or
          (xi) enter into any agreement or commitment to take any of the actions described in this Section.
     Nothing herein shall prevent the Company from paying and settling existing obligations prior to Closing.
     (k) Intentionally Omitted.
6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.
     (a) Litigation Support; Access to Books and Records. In the event and for so long as any Party actively is contesting or defending against any third-party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties shall cooperate with such Party or its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (except as otherwise provided in Section 8). The Parties shall also provide each other access to any books and records constituting Purchased Assets that either Party reasonably requests to prepare its tax returns or for other reasonable business purposes.
     (b) Tax Matters.
          (i) The Company shall be solely responsible for filing all Tax Returns and paying all Taxes incurred or accrued by the Company including in connection with the transactions contemplated by this Agreement.
          (ii) The Buyer shall be solely responsible for filing all Tax Returns and paying all Taxes related to the operation of the Purchased Assets and business conducted by the Buyer for all periods after the Closing.
          (iii) The Buyer shall prepare or cause to be prepared and filed or cause to be filed, and the Parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any sales, use, transfer, recording, registration and other fees, and any similar Taxes, which become payable in connection with the transactions contemplated by this Agreement, with each Party paying their respective Taxes.

     (c) Restrictive Covenant. In order to assure that the Buyer will realize the benefits of the transactions contemplated hereby, the Company agrees that it will not:
          (i) for a period of five years from the Closing Date within the State of Florida, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or owner of, or lender to, assist, or become associated with any business directly or indirectly competitive with the pest control, termite control and other related businesses of the Company conveyed to Buyer pursuant to this Agreement (the “Business”), provided, however, that, the beneficial ownership of less than five percent (5%) of the shares of stock of any Person (engaged in a business similar to the Business) having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section 6(c)(i);
          (ii) for a period of five years from the Closing Date, directly or indirectly induce any Person that is a customer or supplier of the Buyer in the State of Florida to patronize any business directly or indirectly in competition with the Business in the State of Florida, in a manner adverse to the Buyer or solicit or accept from any Person that is a customer of the Buyer in the State of Florida, any such business which is competitive with the Business in the State of Florida; or request or advise any Person that is a customer or supplier of the Buyer to curtail or cancel any of such customer’s or supplier’s Business with the Buyer in the State of Florida;
          (iii) for a period of five years from the Closing Date, directly or indirectly employ, or knowingly permit any Person directly or indirectly controlled by it to solicit, or employ or engage as a consultant or otherwise, any person who was employed by the Company at or within six months prior to the Closing Date and employed by Buyer after the Closing Date or in any other manner seek to induce any such person to leave his or her employment with the Buyer; and
          (iv) directly or indirectly, at any time following the Closing Date, in any way utilize, disclose, copy, reproduce or retain in his, her or its possession any Company or Buyer Confidential Information, except as required by law.
     The Company agrees and acknowledges that the restrictions contained in this Section 6(c) are reasonable in scope and duration and are necessary to protect the Buyer after the Closing Date. If any provision of this Section 6(c) as applied to any Party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The Parties agree and acknowledge that any breach of this Section 6(c) will cause irreparable damage to the Buyer and upon breach of any provision of this Section 6(c), the Buyer shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that, this shall in no way limit any other remedies which the Buyer may have (including, without limitation, the right to seek monetary damages).

     (d) Credit Under Buyer Employee Benefit Plans. If and to the extent reasonably permitted under Buyer’s existing employee benefit plans, Buyer shall use commercially reasonable efforts to provide for credit under such plans for prior employment with the Company for those Company employees hired by Buyer as of the Closing Date.
     (e) Intentionally Omitted.
     (f) Assumption of Leased Real Property and Landlord Waiver. Within one (1) month after the Closing Buyer shall inform Company as to which of the Leased Real Property leases Buyer wishes to assume, if any, and thereafter the Parties shall use their reasonable commercial efforts to cause the landlord for such Leased Real Property to consent to the assignment of the Leased Real Property to Buyer pursuant to the terms of the Assignment and Assumption of Lease Agreement in the form attached hereto as Exhibit 6(f). The Parties shall also use their reasonable commercial efforts to cause the landlord for the Leased Real Property being assumed to execute and deliver the Wachovia Bank, National Association form of Landlord Lien Waiver Agreement in the form also attached hereto as part of Exhibit 6(f).
     (g) Use of Certain Leased Premises . Until Buyer informs Company pursuant to the provisions of Section 6(f), but in no event for more than one (1) month following the Closing, Company shall provide Buyer with use of the space currently occupied by the Company at the locations requested by Buyer and use of the Company’s employees at Buyer’s expense that have not been hired by Buyer to facilitate the transitioning of the purchased business and Purchased Assets, the terms of which shall be set forth in an agreement reasonably acceptable to the parties. The rental for such space shall be consistent with the rental rates currently paid by the Company for such space and shall include utilities and janitorial services. Buyer shall be responsible for paying all costs that it incurs at such space.
     (h) Name “Pest Environmental”. The Company shall cease using the name “Pest Environmental” and shall execute and deliver to Buyer any and all documents reasonably necessary to transfer all of Company’s interest, right and title in and to said name to the Buyer.
7. Conditions to Obligation to Effect the Closing.
     (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
          (i) except for representations and warranties that by their terms speak only as of a specified date, the representations and warranties set forth in Section 3 shall be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date;
          (ii) the Company shall have materially performed and complied with all of the covenants hereunder required to be performed and complied with by Company at or prior to the Closing;
          (iii) there shall not be any injunction, judgment, order, decree, or ruling in effect preventing consummation of any of the transactions contemplated by this Agreement nor shall there have occurred any damage or loss to any of the Purchased Assets whether or not covered by insurance which equals or exceeds ten percent (10%) of the Purchase Price;
          (iv) all material filings that are required to have been made by the Company with any Governmental Authority in order to carry out the transactions contemplated by this Agreement shall have been made; all material authorizations, consents, approvals and Permits from all such Governmental Authorities required for the Company to carry out the transactions contemplated by this Agreement shall have been received, and all statutory waiting periods (or extensions thereof) in respect thereof shall have expired or otherwise been terminated; all of the consents set forth in Schedule 7(a)(iv) shall have been obtained (“Company Required Consents”); the Buyer shall have received from legal counsel to the Company an opinion substantially in the form attached as Exhibit 7(a)(iv) hereto;
          (v) Company shall have delivered to the Buyer a certificate dated as of the Closing stating that the conditions set forth in Sections 7(a)(i), 7(a)(ii), 7(a)(iii) and 7(a)(iv) have been satisfied and attaching true and correct copies of all Equipment and subject to post-Closing adjustment, good faith estimates of Inventory, Receivables and Customer Prepayments (including amounts for services to be rendered to annual customers) dated as of the Closing Date.
          (vi) Gary Wiegmann shall have executed and delivered to the Buyer a consulting agreement (the “Consulting Agreement”) which shall contain a non-compete provision for a two (2) year period from Closing in substantially the form attached hereto as Exhibit D-1, and Wiley McIlrath shall have executed and delivered a non-compete agreement substantially in the form attached hereto as Exhibit D-2 (the “McIlrath Agreement”).
          (vii) At the Closing, the Company shall duly execute and deliver to the Buyer a Bill of Sale and Assignment and Assumptions in the form attached hereto as Exhibits B and C and such other instruments of transfer of title as are necessary to transfer to the Buyer good and marketable title to the Purchased Assets free and clear of all Liens, and shall deliver to the Buyer immediate possession of the Purchased Assets;
          (viii) Buyer shall have received the consent of its secured lenders under its credit agreement to acquire the business and Purchased Assets of the Company and shall have received a commitment for a loan or other capital infusion sufficient to pay the Transaction Consideration in full within five (5) business days prior to the Closing;
          (ix) the Company shall have caused any Liens (other than Permitted Liens) in or on the Purchased Assets to be released;
          (x) the Company shall execute and/or deliver all such other documents as are reasonably requested by Buyer or its counsel; and
          (xi) no Material Adverse Effect shall have occurred, nor shall there be (A) any material dispute between the Company and any Significant Customer or Supplier or (B) any indication from any Significant Customer or Supplier that such Significant Customer or Supplier, as the case may be, intends to materially reduce its purchases from or sales to, or to otherwise materially reduce its business relationship with, the Company.

The Buyer may waive in writing any condition specified in this Section 7(a) at or prior to the Closing.
     (b) Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:
          (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date;
          (ii) the Buyer shall have materially performed and complied with all of its covenants hereunder required to be performed and complied with by it at or prior to the Closing;
          (iii) there shall not be any injunction, judgment, order, decree or ruling in effect preventing consummation of any of the transactions contemplated by this Agreement;
          (iv) Buyer shall deliver to Company a certificate dated as of the Closing certifying that the conditions set forth in Sections 7(b)(i), 7(b)(ii) and 7(b)(iii) have been satisfied;
          (v) Buyer shall execute and/or deliver to Company all such other documents as are reasonably requested by Company or Company’s counsel; and
          (vi) Buyer shall have tendered to the Company the Purchase Price and delivered all documents reasonably required hereunder to complete the sale and transfer of the Purchased Assets.
     The Company may waive in writing any condition specified in this Section 7(b) at or prior to the Closing.
8. Remedies for Breaches of this Agreement.
     (a) Survival. The representations and warranties of the Company and the Buyer contained in Sections 3 and 4 shall survive the Closing and continue in full force and effect until the first anniversary of the Closing Date. All covenants herein shall survive the Closing and continue in full force and effect until performed, subject to any applicable statute of limitations and other restrictions or limitations in such covenants.
     (b) Net Worth Maintenance. In order to satisfy the Company’s obligations under this Agreement and to satisfy any amounts Company is required to pay to creditors or Buyer pursuant to Section 2(i) of this Agreement, Company agrees to maintain a net worth of no less than $50,000 until such time as the Settlement Statement has been issued and the reconciliations required by Section 2(i) of this Agreement have been satisfied.
     (c) Arbitration. In the event a dispute arises between Buyer and Company regarding this Agreement or any document executed in connection herewith, the Parties shall submit their dispute to non-binding mediation in Broward County, Florida. If the dispute is not resolved within thirty (30) days of submission of the dispute to non-binding mediation, then either Party, may submit the dispute to binding arbitration in Broward County, Florida and the arbitration proceeding shall be subject to the following requirements:
          (i) Any controversy arbitrated by the Parties shall be arbitrated by a single arbitrator if the amount of the controversy is less than or equal to One Hundred Thousand Dollars ($100,000). If the amount of the controversy between the Company and Buyer is greater than One Hundred Thousand Dollars ($100,000) then the arbitration shall be conducted by a panel of three (3) arbitrators. Within fifteen (15) days after submission of the dispute to binding arbitration, the Parties shall mutually agree on an arbitrator if the controversy is to be arbitrated by a single arbitrator in accordance with this paragraph. If no agreement on an arbitrator is reached within said fifteen (15) day period, then the arbitrator shall be selected in accordance with the procedures of the American Arbitration Association (“AAA”) and shall be from, if available, the “Commercial Arbitration Panel” employed by the AAA. If more than one arbitrator is required to conduct the arbitration, then the arbitrators shall be selected in accordance with the procedures of the AAA, and shall be from, if available, the “Commercial Arbitration Panel” employed by the AAA. The Parties intend that this agreement to arbitrate be valid, specifically enforceable and irrevocable.
          (ii) Within ten (10) days of the presentation of the Parties claims to the arbitrator, the arbitrator shall issue its written decision.
          (iii) In the absence of fraud, gross misconduct or an error in law appearing on the face of the order or award issued by the arbitrator, the written decision of the arbitrator shall be final and binding upon the parties.
          (iv) The arbitration proceeding shall be carried on and heard in accordance with the Commercial Rules of Arbitration of the American Arbitration Association.
          (v) The arbitrator shall award to the prevailing party in any arbitration proceeding commenced hereunder, and the court shall include in its judgment for the prevailing party in any claim arising under this Agreement or relating to the transactions contemplated hereby, the prevailing party’s costs and expenses (including without limitation expert witness expenses and reasonable attorneys’ fees) of investigating, preparing and presenting such arbitration claim or cause of action.
9. Termination.
     (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:
          (i) the Buyer and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;
          (ii) the Buyer may terminate this Agreement by giving written notice to the Company at any time prior to the Closing (A) in the event that the Company has breached any representation, warranty or covenant contained in this Agreement and such breach could reasonably be expected to have a Material Adverse Effect, the Buyer has notified the Company of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or as of 5 p.m. on December 16, 2005, whichever is earlier; or (B) if the Closing shall not have occurred by 5 p.m. on December 16, 2005, by reason of the failure of any condition precedent to have occurred under Section 7(a) hereof (unless the failure results primarily from the Buyer’s breach of any representation, warranty or covenant contained in this Agreement); (C) if the Closing shall not have occurred by 5 p.m. on December 16, 2005, by reason of the failure of the Company to obtain any required governmental or third party consent (unless the failure results primarily from the Buyer’s breach of any representation, warranty or covenant contained in this Agreement (other than failure of the Buyer to obtain consent from its secured lenders or to have received financing to pay the Transaction Consideration, the failure of such conditions precedent shall be without liability to either Buyer or Seller)); or (D) there is a loss, damage or destruction to the Purchased Assets which in the aggregate exceeds ten percent (10%) of the Purchase Price; and
          (iii) the Company may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Company has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or as of 5 p.m. on December 15, 2005 whichever is earlier; (B) if the Closing shall not have occurred by 5 p.m. on December 15, 2005, by reason of the failure of any condition precedent to have occurred (other than failure of the Buyer to obtain consent from its secured lenders or to have received financing to pay the Transaction Consideration, the failure of such conditions precedent shall be without liability to either Buyer or Seller) under Section 7(b) hereof (unless the failure results primarily from the Company’s breach of any representation, warranty or covenant contained in this Agreement); or (D) there is a loss, damage or destruction to the Purchased Assets which in the aggregate exceeds ten percent (10%) of the Purchase Price.
     (b) Effect of Termination. No termination of this Agreement shall cause any Party then in breach to be released of its obligations hereunder in the absence of an express written release.
10. Miscellaneous.
     (a) Press Releases and Public Announcements. No party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other party. Notwithstanding the foregoing, Parent shall be entitled to disclose this Agreement and the transactions contemplated hereby to comply with the rules or regulations of the U.S. Securities and Exchange Commission and the rules, regulations or requirements of any exchange on which the Parent’s securities are listed.
     (b) Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
     (c) Entire Agreement. This Agreement (including the Disclosure Schedules, Exhibits and the documents, referred to herein) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by the Parties, written or oral, to the extent they are related to the subject matter of this Agreement including but not limited to that certain letter dated July 26, 2005 between the Company and Sunair Southeast Pest Holdings, Inc.
     (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Buyer and the Company; provided, however, that without the consent of any other Parties Buyer may (i) collaterally assign its rights hereunder to one or more lenders, (ii) assign its rights and obligations hereunder after the Closing to any Person who acquires all or a material portion of the assets or equity of the Buyer, or (iii) assign its rights and obligations to an Affiliate. In the event Buyer assigns this Agreement Buyer shall not be released from its obligations hereunder.
     (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     (f) Headings. The Section headings contained in this Agreement and the Disclosure Schedules are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or the Disclosure Schedules.
     (g) Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable overnight courier and addressed to the intended recipient as set forth below:

If to the Company:	Spa Creek Services, LLC
c/o Gary Wiegmann
14261 Southern Maple Drive
Orlando, FL 32828

If to the Buyer:	Middleton Pest Control, Inc.
c/o Sunair Southeast Pest Holdings, Inc.
3005 SW 3rd Ave
Fort Lauderdale, FL 33315-3312
Attention: Chief Executive Officer

With a copy to (which shall not constitute notice to the Buyer):	Akerman Senterfitt
SunTrust International Center — 28th Floor
One Southeast Third Avenue
Miami, Florida 33131-1714
Attention: Stephen K. Roddenberry, Esq.

     Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
     (h) Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida (i.e., without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida). Each of the Parties submits to the exclusive jurisdiction of any federal or state court sitting in Miami-Dade County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.
     (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Company.
     (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     (k) Expenses. Except as otherwise provided in this Agreement, each of the Parties shall bear its own fees, costs and expenses (including, without limitation, legal, accounting, consulting and investment advisory fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
     (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. When a reference is made in this Agreement to an article, Section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used herein, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender shall be held to include the other gender (or the neuter) as the context requires, and the terms “hereof,” “herein,” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. For the avoidance of doubt, all references to the

Company relating to financial matters shall be deemed to be the Company on a consolidated basis.
     (m) Business Day. If any time period set forth in this Agreement expires on other than a business day in the City of Miami, Florida; i.e. upon a Saturday, Sunday or legal or bank holiday, such period shall be extended to and through the next succeeding business day in such City.
     (n) Prevailing Party. In the event that attorneys’ fees or other costs are incurred to secure performance of any obligation, or to establish damages for the breach of any obligation, agreement or covenant, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs and the costs, fees and expenses incurred to enforce or collect such judgment or award and any other relief granted.
     (o) Exhibits; Disclosure Schedule. The Exhibits to this Agreement and the Disclosure Schedules are incorporated herein by reference and made a part hereof. The inclusion of information in the Disclosure Schedules shall not be construed as an admission that such information is material to the Company. The Section numbers in the Disclosure Schedules will correspond to the Section numbers in this Agreement.
     (p) Waiver of Jury Trial. EACH PARTY HERETO INDIVIDUALLY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BASED ON THIS AGREEMENT OR, ARISING HEREUNDER OR RELATED HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

MIDDLETON PEST CONTROL, INC.
By:	/s/ JOHN J. HAYES
Name:	John J. Hayes
Title:	Director

SPA CREEK SERVICES, LLC
By:	/s/ GARY WIEGMANN
Name:	Gary Wiegmann
Title:	President & CEO